SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2012

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐            Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c  under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure

Innovation Box. Effective January 1, 2010, the Netherlands modified its corporate income tax law related to income generated from qualifying “innovative” activities (“Innovation Box Tax”).  Earnings that qualify for the Innovation Box Tax will effectively be taxed at the rate of 5% rather than the Dutch statutory rate of 25%.  Booking.com, a wholly-owned Netherlands-based subsidiary of priceline.com Incorporated (the “Company”), obtained a ruling from the Dutch tax authorities in February 2011 confirming that a portion of its earnings is eligible for Innovation Box Tax treatment from January 1, 2010 through December 31, 2013.  In August 2012, the Company received notice from the Dutch tax authorities that this ruling was extended through December 31, 2014. Booking.com intends to reapply for continued Innovation Box Tax treatment in future periods. See the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2012 for additional details about the Innovation Box Tax.

Eurostat study.  In February 2012, the company referenced a study published by Eurostat, the statistical office of the European Union (“EU”), that reported 1.6 billion hotel nights spent in 2011 in the 27 EU countries.  At that time, the Company noted that the Priceline Group-wide room nights booked in the EU 27 in 2011 represented a “mid-single digit” percentage of that total, though the company's share may be higher or lower in given destinations.  The Company calculates room nights booked based on the number of nights in a reservation regardless of the number of people staying in a room.  It has come to the Company's attention that the Eurostat study calculates hotel nights spent in a different manner from the manner in which the Company calculates room nights booked and includes in its calculation the number of people staying in a room (i.e., 2 people staying in one room for one night would be 2 room nights stayed).  As a result, the Company's estimate may have understated its share of room nights booked in the 27 EU countries in 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Peter J. Millones
	Name:	Peter J. Millones
	Title:	Executive Vice President and General Counsel

Date:  August 17, 2012